Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MCMORAN EXPLORATION CO.

(a Delaware corporation)

Under Section 242 of the General Corporation Law of the State of Delaware

THE UNDERSIGNED hereby certifies that:

1. The name of the Corporation is McMoRan Exploration Co. (the “Corporation”).

2. The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on November 9, 1998, as amended on May 5, 2003, May 4, 2010 and June 16, 2011.

3. Article X section (k) of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“(k) “Interested Stockholder” means any person (other than the Corporation, any Subsidiary, Plains Exploration & Production Company, Freeport-McMoRan Copper & Gold Inc. (but only with respect to transactions pursuant to the Agreement and Plan of Merger by and among McMoRan Exploration Co., Freeport-McMoRan Copper & Gold Inc. and INAVN Corp., dated as of December 5, 2012 as it may be amended from time to time in accordance with its terms), any Employee Benefit Plan, any fiduciary with respect to an Employee Benefit Plan acting in such capacity, owning Capital Stock as of November 9, 1998, or any Affiliate or Associate of any of the foregoing) who (1) is the Beneficial Owner, directly or indirectly, of shares of Capital Stock (including two or more classes or series voting together as a single class) representing 15% or more of the Voting Stock or (2) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of shares of Capital Stock (including two or more classes or series voting together as a single class) representing 15% or more of the Voting Stock. For the purpose of determining whether a person is an Interested Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by the person through application of paragraph (c) of the Article VII, section 3 but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.”

4. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

5. This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 3rd day of June, 2013.

MCMORAN EXPLORATION CO.

By:	/s/ Nancy D. Parmelee
Name:	Nancy D. Parmelee
Title:	Senior Vice President, Chief Financial Officer and Secretary

SIGNATURE PAGE TO THE AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MCMORAN EXPLORATION CO.